Item 9.01    Financial Statements and Exhibits

Ex-99.1

Contact: Thomas W. Schneider, President and CEO, (315) 343-0057

News Release:

Chris R. Burritt Named Chairman
of the Pathfinder Bank Board of Directors

OSWEGO, New York (December 31, 2013) – Chris R. Burritt has been named the new Chairman of the Board of Directors of Pathfinder Bancorp, Inc, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) and Pathfinder Bank effective January 1st, 2014.
           Mr. Burritt replaces Janette Resnick, who is retiring from her Chair and Board position.  Mr. Burritt joined the Board in 1986.

            “After 17 years on the Board, and 10 years as Chair, Janette has announced her retirement, commensurate with the company By-Laws,” stated Thomas W. Schneider, President and Chief Executive Officer.  “We are so grateful for what Jan has provided in the way of leadership, commitment and dedication to our customers, shareholders and employees over the years.”

           “On behalf of her fellow Board members, and myself personally, her guidance and leadership are deeply appreciated,” Schneider added.

           According to Schneider, Pathfinder Bank grew by over $200 million in assets and 82% during Resnick’s tenure, and has seen significant market share growth and branch expansion.

           “It has been a distinct honor and privilege to serve on the Pathfinder Bank Board,” said Resnick. “The bank’s growth and success are attributable to a forward thinking Board of Directors, President and CEO Tom Schneider’s skilled leadership, and the dedication of the Pathfinder family of employees.  It is gratifying to know that, as Chairman of the Board, Chris Burritt will guide Pathfinder Bank in a very capable and effective manner.  The depth of knowledge and experience Chris has acquired over the past 27 years as a board member will enhance the bank’s future success.”

           The appointment of Burritt to the post of Chairman will provide the Bank and its shareholders with nearly three decades of experience on the Board of Directors.

           “Chris has been unanimously selected by the board to succeed Jan in the role as Chairman, recognizing his innate leadership skills and drive for success,” according to Schneider. “Chris provides a strong vision, intellect and commitment to our mission, and will be instrumental in the execution of our strategic plan and growth going forward.”

           Mr. Burritt, a life-long resident of Oswego, is President and General Manager of R.M. Motors, Inc./Chris Cross, Inc., an automobile dealership located in Oswego.

He has long been active in the community. He is currently a member of the Board of Directors of Oswego Hospital, and also serves as Chair of its Finance/Operations Committee. Additionally, he was Past President of the Oswego Chamber of Commerce, served on the State College at Oswego’s Foundation Board, and Past Chairman of the New York State Automobile Dealers Association where he also served as Treasurer.

Mr. Burritt resides with his wife, Susan, in Oswego, and has three daughters, Andrea, Danielle, and Jennifer, and a son, Rich, who has joined him in the family business.

“It is indeed an honor and pleasure to continue in the footsteps of such an effective leader as Janette,” said Burritt. “Under her leadership, Pathfinder Bank has established a foundation of focused customer service and market share growth guided by our core values and mission. Thank you Jan, you have set the bar high for me to follow in leading Pathfinder Bank.”

“I look forward to serving as Board Chairman and find my responsibilities both exciting and challenging. We will continue on our quest to deliver greater value and service to our customers in a time where individuals and businesses need a trusted financial advisor and partner that will see the importance of their goals and dreams. We will boldly seek out and execute strategies that support and encourage growth in the expanding communities we serve. Our banking leadership will provide a unique investment as we grow regionally to the benefit of our customers, employees, and valued shareholders. We at Pathfinder Bank will continue to cherish and rely on the old fashion values that demonstrate character and integrity. These are the reasons we exist and are critically important in our decision making process in supporting our customers dreams. I am looking forward to this leadership role and good corporate stewardship guiding Pathfinder Bank well into the future,” he added.

Pathfinder Bank is a New York State chartered savings bank headquartered in Oswego, whose deposits are insured by the Federal Deposit Insurance Corporation.  The Bank has eight full-service offices located in Oswego, Fulton, Mexico, Lacona, Central Square, and Cicero. The company reported total assets of $492.5 million and total shareholders’ equity of $40.7 million for the period ending September 30, 2013.